Exhibit 8.01

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

August [●], 2017

Business Combination Agreement

By and Among Linde Aktiengesellschaft, Praxair, Inc., Linde plc,

Zamalight Holdco LLC and Zamalight Subco, Inc.

Ladies and Gentlemen:

We have acted as counsel for Linde Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the Laws of the Federal Republic of Germany (“Linde”), in connection with the Business Combination Agreement dated June 1, 2017 (the “Agreement”), by and among Linde, Praxair, Inc., a Delaware corporation (“Praxair”), Linde plc (formerly known as Zamalight plc), a public limited company incorporated under the Laws of Ireland (“New Holdco”), Zamalight Holdco LLC, a Delaware limited liability company and newly formed wholly-owned Subsidiary of New Holdco, and Zamalight Subco, Inc., a Delaware corporation and newly formed, wholly-owned Subsidiary of Zamalight Holdco LLC, whereby Praxair and Linde will become Subsidiaries of New Holdco, on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Agreement and references herein to the Agreement shall include all exhibits and schedules thereto. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-218485) (as amended, the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) and Exchange Offer Prospectus (the “Exchange Offer Prospectus”), filed by New Holdco with the Securities and Exchange Commission under the Securities Act, relating to the proposed Business Combination and to which this opinion appears as an exhibit.

We have examined (i) the Agreement, (ii) the Registration Statement and (iii) the representation letters of Linde, Praxair and New Holdco delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Business Combination will be effected in accordance with the Agreement, (ii) the statements concerning the Business Combination set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Linde, Praxair and New Holdco in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Agreement or the Representation Letters qualified by belief, knowledge, materiality or any similar qualification are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification and (v) any U.S. holder (as defined in the Exchange Offer Prospectus) who is a “five percent transferee shareholder” of New Holdco will have entered into a “gain recognition agreement”, in each case, as defined in United States Treasury regulations promulgated under Section 367(a) of the Code. We have also assumed, with your permission, that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement. If any of the above described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Registration Statement, we are of opinion that, under currently applicable United States federal income tax law, the exchange of Linde shares for New Holdco shares in the Offer will qualify as an exchange described in Section 351(a) of the Code or as an exchange pursuant to a plan of “reorganization” within the meaning of Section 368(a) of the Code or both, for U.S. federal income tax purposes. Accordingly, on the basis of such qualification and except with respect to any cash received in lieu of a fractional entitlement to a New Holdco share, a U.S. holder (as defined in the Exchange Offer Prospectus) of Linde shares will not recognize any income, gain or loss upon the exchange of Linde shares for New Holdco shares in the Offer.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Business Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion as Exhibit 8.01 to the Registration Statement, to the references to our firm name therein and to the discussion of our opinion in the Exchange Offer Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Linde AG

Klosterhofstraße 1

80331 Munich

Germany